EXHIBIT 11
                           GOLD CAPITAL CORPORATION
                            EXHIBIT TO FORM 10-QSB


Computation of Weighted Average Shares Outstanding
Used in Earnings Per Share Calculations
for the three and nine month periods ended September 30, 1996 and 1995

                          Three Months Ended    Nine Months Ended
                            September 30,         September 30,
                            1996      1995        1996       1995
Shares issued at
beginning of period     5,042,514  4,819,698    5,042,514 2,026,098

Weighted average shares-

Issued in exchange
for legal work                  0          0            0    14,286

Issued in conversion of
Royalstar advances        234,558          0       78,769         0

Issued for cash                 0     37,500            0 1,252,374

Total weighted average
shares outstanding      5,277,072  4,857,198    5,121,283 3,254,186


Fully diluted computation not made as effect would be antidilutive in all periods.